Exhibit 10.1

TERMINATION OF BUSINESS COMBINATION AGREEMENT

This Termination of Business Combination Agreement, dated as of March 10, 2022 (this “Termination Agreement”) is by and among MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), Maestro Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Memic Innovative Surgery Ltd. (“Memic”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the BCA (as defined below). Section references used herein are to the respective sections of the BCA. MTAC, Merger Sub and Memic are collectively referred to as the “Parties” and each as a “Party”.

WHEREAS, MTAC, Merger Sub and Memic are parties to that certain Business Combination Agreement, dated as of August 12, 2021 (the “BCA”); and

WHEREAS, the Parties wish to mutually terminate the BCA in accordance with the provisions thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The BCA is hereby terminated, effective immediately, pursuant to Section 9.1(a) of the BCA.

2.	The effect of the termination of the BCA shall be as set forth in Section 9.2 of the BCA; provided that, subject to the terms set forth herein, the Parties hereby waive their respective rights and benefits that would otherwise have survived the termination of the BCA in accordance with Section 9.2 of the BCA, such that upon execution hereof, there shall be no continuing obligation or liability of either party pursuant to the BCA.

3.	MTAC and Memic shall issue a press release relating to this Termination Agreement in the form of Exhibit A hereto, and MTAC shall file a Form 8-K in the form of Exhibit B hereto no later than the first (1st) Business Day after the date hereof. Thereafter, except for disclosure or communication required by applicable Legal Requirements or stock exchange rule, or in response to any request by any Governmental Entity, no Party shall issue any press release with respect to the other Parties, the transactions contemplated thereby and/or this Termination Agreement without the prior written consent of MTAC, in the case of Memic or Merger Sub, or Memic in the case of MTAC; provided that, prior to any disclosure or communication required by applicable Legal Requirements or stock exchange rule or in response to a request by a Governmental Entity, MTAC or Memic, as applicable, shall (i) use their reasonable best efforts to consult with each other before making any such disclosure, communication or response and (ii) to the fullest extent permitted by applicable Legal Requirements, first allow the other to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith.

4.	MTAC, for itself and on behalf of each of its affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully releases and discharges the Memic Parties (as defined below) and their respective affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Transaction Agreements and the transactions contemplated by the BCA (the “MTAC Released Claims”).

5.	Memic and Merger Sub (the “Memic Parties”), for themselves, and on behalf of each of their respective affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge MTAC and its affiliates and each of its present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Transaction Agreements and the transactions contemplated by the BCA (the “Company Released Claims,” and together with the MTAC Released Claims, the “Released Claims”).

6.	Notwithstanding anything contained in this Termination Agreement to the contrary, it is the express intention of the Parties that the Released Claims released pursuant to paragraphs 4 and 5 of this Termination Agreement do not include claims, if any, based upon a breach of this Termination Agreement or a breach of the Confidentiality Agreement (as defined below).

7.	Each Party hereby agrees not to (a) make, publish or communicate to any person or in any public or private forum or through any medium, any disparaging, damaging or demeaning statements about the other Parties or their respective affiliates, or any of their respective officers, directors, employees, or agents, or (b) otherwise engage, directly or indirectly, in any communications with any person that may be disparaging to the other Parties and their respective affiliates that may damage the reputation or goodwill of the other Parties or their respective affiliates, or that may place the other Parties or their respective affiliates in any false or negative light. Each Party hereby represents to the other Parties that it has not engaged in any of the actions and communications described in the foregoing prior to the date hereof.

8.	Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, each Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Released Claims and agrees that this Termination Agreement applies thereto.

9.	Except as otherwise provided in paragraph 3 of this Termination Agreement, the Parties hereby acknowledge and agree that each Party continues to be bound by the Confidentiality Agreement, dated as of March 11, 2021 (the “Confidentiality Agreement”), by and among MTAC and Memic, and that all information obtained pursuant to the BCA shall be kept confidential in accordance with the Confidentiality Agreement.

10.	If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination Agreement be consummated as originally contemplated to the fullest extent possible.

11.	This Termination Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware applicable to contracts executed in and to be performed in such State. Any Legal Proceeding arising out of or relating to this Termination Agreement shall, to the fullest extent permitted by applicable Legal Requirements, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not available in such court, then any such Legal Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Legal Requirements, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Legal Proceeding arising out of or relating to this Termination Agreement brought by any Party and (b) agree not to commence any such Legal Proceeding except in the courts described above in Delaware, other than any Legal Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Legal Requirements, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding arising out of or relating to this Termination Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Legal Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Legal Proceeding is improper or (C) this Termination Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby waives to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury with respect to any Legal Proceeding directly or indirectly arising out of or relating to this Termination Agreement. Each of the Parties (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Legal Proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Termination Agreement, as applicable, by, among other things, the mutual waivers and certifications in this paragraph 11.

12.	This Termination Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.	This Termination Agreement may only be amended in writing by the Parties.

14.	Each Party hereby agrees to pay the expenses (including the fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by such Party in connection with the BCA and the transactions contemplated thereby in accordance with the BCA.

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date written above.

MEDTECH ACQUISITION CORPORATION

By:	/s/ Christopher Dewey
Name:	Christopher Dewey
Title:	Chief Executive Officer

[Signature Page to Termination Agreement]

MEMIC INNOVATIVE SURGURY LTD.

By:	/s/ Dvir Cohen
Name:	Dvir Cohen
Title:	Chief Executive Officer

MAESTRO MERGER SUB, INC.

By:	/s/ Dvir Cohen
Name:	Dvir Cohen
Title:	President

[Signature Page to Termination Agreement]

Exhibit A

Press Release

See attached.

Exhibit B

Form 8-K

See attached.